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                                                                    Exhibit 99.1

                                                                [CITIGROUP LOGO]

FOR IMMEDIATE RELEASE
CITIGROUP INC. (NYSE SYMBOL: C)
APRIL 28, 2003

             CITIGROUP STATEMENT ON SALOMON SMITH BARNEY SETTLEMENT WITH THE SEC, NASD, NYSE AND NEW YORK ATTORNEY GENERAL

          All Outstanding Investigations into Research, IPO Allocation
                       And Distribution Practices Resolved

New York, NY, April 28, 2003 - Citigroup (NYSE: C) today announced that Salomon Smith Barney (SSB), now named Citigroup Global Markets, Inc., has reached final agreements with the U.S. Securities and Exchange Commission, the National Association of Securities Dealers, the New York Stock Exchange and the New York Attorney General (as lead state among the 50 states, the District of Columbia and Puerto Rico) to resolve on a civil basis all of their outstanding investigations into its research and IPO allocation and distribution practices.

Consistent with the settlement-in-principle announced in December 2002, SSB will pay $300 million for retrospective relief, plus $25 million for investor education, and has committed to spend $75 million to provide independent third-party research to its clients at no charge. SSB will also adopt new policies and procedures to further ensure the independence of its research and address other issues identified in the course of the investigation. SSB reached these final settlement agreements without admitting or denying any wrongdoing or liability. The settlements do not establish wrongdoing or liability for purposes of any other proceeding.

Charles O. Prince, Chairman and Chief Executive Officer of Citigroup's Global Corporate and Investment Bank, which includes Salomon Smith Barney, said: "This settlement, and the resulting reforms, are immensely important to the future of our financial system and the critical goal of restoring the confidence of investors in our markets. While the process was difficult and sometimes painful, our company, our industry, and the financial markets are stronger as a result. We are pleased that today's settlement resolves these issues. Throughout, we have cooperated fully with the investigations and reform efforts of federal regulators and the New York State Attorney General. At the same time, we undertook our own serious review of how we could further enhance our policies, practices and controls in order to set new, higher standards. We deeply regret that our past research, IPO and distribution practices raised concerns about the integrity of our company and we want to take this opportunity to publicly apologize to our clients, shareholders and employees. We do, however, take pride in the way this company responded once the concerns were raised and we are proud of the progress we have made.
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"Among our efforts to date:

      - We were the first major firm to adopt voluntarily the principles established in the settlement between the New York Attorney General and Merrill Lynch to insulate equity research from investment banking.

      - We were the first major firm to adopt voluntarily the SEC's proposal requiring that analysts certify that their research reflects their true views.

      - We recently separated our research and private client business entirely from our investment banking business by creating a new, independent Smith Barney unit under the leadership of Smith Barney CEO Sallie Krawcheck.

      - We have announced standards and policies for our research organization to assure that its focus is strictly on investors."

Sanford I. Weill, Chairman and Chief Executive Officer of Citigroup, said: "I am committed to seeing that Citigroup is a leader in setting and maintaining the highest standards in our industry in the service of our customers and shareholders. As I said in September of 2002, certain of our activities did not reflect the way we believe business should be done. That should never have been the case, and I am sorry for that. I believe all of Citigroup's activities should reflect best practices. We understand the importance of continually scrutinizing our policies and will remain vigilant in our efforts as our businesses change and evolve.

"We never again want to have questions raised about the objectivity of our research. I have been reminded myself of how the appearance of what we do may be questioned and of how we must take care to ensure that our conduct does not raise such questions or in any way undermine our customers' or shareholders' confidence in the integrity of our business practices.

"Building on our efforts to separate our research and investment banking operations, I have asked that all senior Citigroup executives, including myself, who perform an investment banking function with respect to any company be subject to the same rules and policies governing interactions between investment bankers and research analysts. Under this policy, such senior executives will not communicate with individual analysts regarding specific companies they cover. Information that these executives believe to be of value and relevance to analysis of a stock will be conveyed solely to research management who, together with Smith Barney's legal/compliance departments, will control all information that is conveyed to individual analysts.

"As additional measures to assure the independence of the research function, I have asked Sallie Krawcheck to meet privately once a year with both the Citigroup Board's Personnel and Compensation Committee, to review the compensation process for research personnel, and the Audit Committee, to review the budgeting and expense allocation process for research. I have also asked her to meet privately twice a year with the Citigroup Board's Nominations and Governance Committee on the measures


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Citigroup has taken to preserve analyst independence and objectivity, and to ensure compliance with all of the research-related undertakings announced in today's settlement."

Citigroup's commitment to best practice leadership is evident in other areas as well, including improvements to the manner in which the company allocates shares of Initial Public Offerings, new rules governing the company's structured finance business, and the many changes Citigroup has made in the area of corporate governance.

This commitment is also underscored by the work of Citigroup's new Business Practice Committee. For a complete review of all of the initiatives taken over the last several months, please see Citigroup.com

"As the regulatory process draws to a close," Mr. Weill added, "I would like to express my deepest appreciation to our colleagues throughout Citigroup worldwide. They have maintained their focus on serving our customers and investors even as they devoted themselves to embracing our new standards."

                                      # # #

Media:                     Leah Johnson:    212-559-9446
                           Christina Pretto:212-793-8217

Investors:                 Sheri Ptashek:   212-559-2718
Fixed Income Investors:    John Randel:     212-559-5091

Citigroup (NYSE: C), the preeminent global financial services company with some 200 million customer accounts in more than 100 countries, provides consumers, corporations, governments and institutions with a broad range of financial products and services, including consumer banking and credit, corporate and investment banking, insurance, securities brokerage, and asset management. Major brand names under Citigroup's trademark red umbrella include Citibank, CitiFinancial, Primerica, Smith Barney, Banamex, and Travelers Life and Annuity. Additional information may be found at: www.citigroup.com


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